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  KINETIC VENTURES LTD.850 - 1095 WEST PENDER STREET  VANCOUVER, B.C.  V6E 2M6



December 3, 1998

NORTHFIELD CAPITAL CORPORATION           284085 B.C. LTD.
Suite 1100, 350 Bay Street               Suite 390, 1122 Mainland Street
Toronto, Ontario M5H 2S6                 Vancouver, B.C. V6B 5L1



I5IVE COMMUNICATIONS INC.
Suite 390, 1122 Mainland Street
Vancouver, B.C.  V6B 5L1


Dear Sirs:

RE: PURCHASE OF SHARES OF I5IVE COMMUNICATIONS INC.("I5IVE") BY KINETIC VENTURES LTD. (THE "PURCHASER") PURSUANT TO THAT SHARE PURCHASE AGREEMENT DATED OCTOBER 9, 1998, AS AMENDED, (THE "AGREEMENT") AMONG KINETIC VENTURES LTD., NORTHFIELD CAPITAL CORPORATION, 284085 B.C. LTD. AND I5IVE COMMUNICATIONS INC.

The Purchaser hereby acknowledges that:

1. notwithstanding the provisions of paragraph B. 3 of the Agreement i5ive has or, prior to closing, will have granted options to purchase 70,202 Class A common shares in its capital at a price of US$ 7.12 per share and:

     (a)  consents thereto pursuant to paragraph B. 4 of the Agreement: and

     (b) agrees it will assume such options and issue, in their place, stock options to purchase shares of the Purchaser's common stock on the basis of an option to purchase one share of i5ive being equivalent to an option to purchase 4.745 shares of the Purchaser at an exercise price of US$ 1.50 per share.

2. paragraphs A. 3 and B. 2 of the Agreement regarding the representations and warranties share capital are amended to reflect that the authorized capital of i5ive now consists of 90,000,000 Class A common shares and 10,000,000 Class B common shares of which 717,803 Class A shares and no Class B shares are issued and outstanding and that Northfield Capital Corporation now owns 415,018 Class A shares and 284085 B.C. Ltd now owns 302,785 Class A shares.

KINETIC VENTURES LTD.


Per: _____________________________ Authorized Signature